Foamex International Inc.           Trace International Holdings, Inc.

David Bright                        Warren Cavior
Foamex International                212-687-6070
212-230-0488

Kate McDonough
Emma Murphy
Gavin Anderson & Company
212-373-0200


FOR IMMEDIATE RELEASE

FOAMEX INTERNATIONAL AND TRACE INTERNATIONAL
TERMINATE MERGER PLANS

----------------------------------------------------

         LINWOOD, PENNSYLVANIA, January 8, 1999 -- Foamex International Inc. (Nasdaq: FMXI) and Trace International Holdings, Inc., a New York-based private holding company, today announced that the agreement and plan to merge Foamex with a wholly owned subsidiary of Trace has been terminated. Foamex and Trace confirmed that Trace has today delivered to the Foamex Board and the Foamex Board has accepted a notice terminating the Merger Agreement entered into on November 5, 1998.

         Trace stated that it has been informed by one of its proposed financing sources that it would be unable to provide the bank financing necessary for the merger, and that despite Trace's best efforts, it had been unable to obtain alternate financing on terms acceptable to Trace. Trace added that it has either paid or restructured its debt obligations that were due at the end of December 1998.

         The agreement had provided a price of $12.00 per share in cash for approximately 54% of the Foamex common stock not owned by Trace and its subsidiaries upon consummation of the merger. To assure objective, arms-length shareholder review of the merger, Trace had agreed to have the merger subject to the approval of a majority of the non-Trace shares voting on the merger.

         Andrea Farace, Chairman, Foamex International, stated that the Foamex Board will continue to explore the Company's strategic alternatives with its advisors.
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         Marshall S. Cogan, Chairman and Chief Executive Officer of Trace, who
serves as Vice Chairman of the Foamex Board of Directors, stated, "There has been considerable debate in recent months about what is in the best interest of all of Foamex's shareholders, including Trace, as well as what is best to maximize Foamex's future. The process of considering recent proposals made to Foamex by Trace has led the Board of Directors to conclude that a fresh review of all our strategic options is the best next step for Foamex. We are hopeful that this process will maximize Foamex shareholder value in 1999."

         Trace and its subsidiaries beneficially own approximately 11,525,000 shares of Foamex common stock, or approximately 46% of the outstanding common stock. Foamex has 25,014,323 shares of common stock outstanding.

         Foamex manufacturers and markets flexible polyurethane and advanced polymer foam products in North America. Foamex operates under four business units: Foam Products, which includes consumer, cushioning, furniture and bedding products; Carpet Cushion Products; Automotive Products; and Technical Products.

         Trace, a New York-based private holding company, is the principal shareholder of Foamex International Inc. and a principal shareholder of UnitedAuto Group, Inc. Trace also owns CHF Industries Inc., a leading manufacturer of home textiles, and is a founder of Trace Capital Management L.L.C.

         This press release contains forward-looking information, and actual results may materially vary from those expressed or implied herein. Factors that could affect these results include those mentioned in the Company's Form 10-K/A-2 filed with the Securities and Exchange Commission.